Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

BBX Capital, Inc.

of

Up to 1,000,000 Shares of its Class A Common Stock

at a Purchase Price of $10.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 21, 2022, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

BBX Capital, Inc., a Florida corporation (the “Company,” “we,” “us” or “our”), is offering to purchase up to 1,000,000 shares of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), at a price of $10.00 per share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal,” which together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the “shares” shall refer to shares of our Class A Common Stock.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $10.00 per share, net to the seller in cash (less any applicable withholding taxes and without interest). Only shares properly tendered and not properly withdrawn will be purchased. Due to the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 1,000,000 shares pursuant to the Offer. See Section 1.

The Offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered, but is subject to other conditions described in this Offer to Purchase. See Section 6.

Our Class A Common Stock is traded on the OTCQX Best Market (the “OTCQX”) under the ticker symbol “BBXIA.” The $10.00 purchase price per share in the Offer represents a 33.5% premium over the $7.49 closing share price of our Class A Common Stock on the OTCQX on November 18, 2022, the last trading day before we announced our intention to commence the Offer. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering all or any of your shares, and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and you should consult with your broker, if any, and your own financial and tax advisors. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender. Our directors and executive officers hold approximately 3,703,012 shares of our Class A Common Stock, representing approximately 30.3% of the total number of outstanding shares of our Class A Common Stock, and approximately 3,710,015 shares of our Class B Common Stock. Shares of our Class B Common Stock (other than restricted shares which are subject to vesting) are convertible on a share-for-share basis into our Class A Common Stock at any time in the holder’s discretion. Together, the shares of our Class A Common Stock and Class B Common Stock held by our directors and executive officers represent approximately 46.1% of our total outstanding common equity. See Section 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

November 22, 2022

IMPORTANT

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

•

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your nominee and instruct your nominee to tender your shares for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

•

If your shares are registered in your own name, properly complete and sign the Letter of Transmittal in accordance with its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), at the address of the Depositary appearing on the back cover of this Offer to Purchase.

•	If you are an institution participating in The Depositary Trust Company, tender your shares in accordance with the procedure for book-entry transfer set forth in Section 3.

If you desire to tender shares and you cannot deliver all required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Questions and requests for assistance may be directed to Laurel Hill Advisory Group, LLC, the Information Agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. If you hold shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may also contact such institution for assistance.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that we may, in our sole discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction and the foregoing shall not impact the requirement to comply with Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both in their entirety before making a decision with respect to the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering all or any of your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been made or authorized by us, the Information Agent or the Depositary.

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the applicable document incorporated by reference. The delivery of this Offer to Purchase and the Letter of Transmittal will not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of a later date or that there has not been any change in such information or in our affairs since such dates.

iii

iv

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet summarizes certain material information in this Offer to Purchase, but it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read this Offer to Purchase and the related Letter of Transmittal in their entirety because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

BBX Capital, Inc. is referred to herein as the “Company,” “we,” “us” or “our.” Our Class A Common Stock, par value $0.01 per share, is referred to herein as our “Class A Common Stock.” Unless the context otherwise requires, shares of our Class A Common Stock are referred to herein as the “shares.” References herein to our “Class B Common Stock” refer to our Class B Common Stock, par value $0.01 per share, and references to our “Common Stock” refer to our Class A Common Stock and Class B Common Stock collectively.

Who is offering to purchase my shares?

The Company is offering to purchase shares of its Class A Common Stock. See Section 1.

How many shares is the Company offering to purchase in the Offer?

We intend to purchase up to 1,000,000 shares of our Class A Common Stock in the Offer, representing approximately 8.2% of the issued and outstanding shares of our Class A Common Stock and 6.2% of our total issued and outstanding equity. Our outstanding equity includes 12,210,631 outstanding shares of our Class A Common Stock and 3,860,618 outstanding shares of our Class B Common Stock. Our Class B Common Stock is convertible on a share-for-share basis into our Class A Common Stock at any time in the holder’s discretion.

If less than 1,000,000 shares are properly tendered and not properly withdrawn, we will purchase all of the shares that are properly tendered and not properly withdrawn. If more than 1,000,000 shares are properly tendered and not properly withdrawn, we will purchase all of the shares properly tendered and not properly withdrawn on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares). We also expressly reserve the right to purchase additional shares, up to 2% of the outstanding shares of our Class A Common Stock (approximately 244,212 additional shares, based on 12,210,631 shares of our Class A Common Stock outstanding), without amending or extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $10.00 per share, which represents a 33.5% premium over the $7.49 closing share price of our Class A Common Stock on the OTCQX on November 18, 2022, the last trading day before we announced our intention to commence the Offer. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, for each share purchased, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How will the Company pay for the shares?

If the Offer is fully subscribed and we purchase all 1,000,000 shares at the purchase price of $10.00 per share, we expect that the aggregate purchase price for the shares in the Offer, together with all related fees and expenses, will be approximately $10.1 million. We expect that we will pay for shares tendered in the Offer and the related fees and expenses using available cash and cash equivalents. As of September 30, 2022, we had approximately $98.5 million of cash and cash equivalents. The Offer is not subject to a financing condition.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire at 5:00, New York City time, on Wednesday, December 21, 2022, unless we extend the Offer (such date and time, as it may be extended, the

“Expiration Time”). If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act if you wish to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

Our Board of Directors believes that the Offer presents an appropriate balance between meeting our business, investment, and liquidity needs and delivering value to our shareholders in an efficient manner, and that investing in our own shares is an attractive use of capital. In determining to approve the Offer, our Board of Directors considered a broad range of factors, including market conditions, our financial condition, business, operations, investments and prospects, our current and anticipated liquidity and capital needs, the market price of our Class A Common Stock, which our Board of Directors believes does not fully reflect the value of the Company, and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally. Based on this review, our Board of Directors determined that the Offer is an appropriate use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect.

The Offer provides our shareholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and generally without incurring broker’s fees or commissions and other transaction costs associated with open market sales. However, if you own your shares through a commercial bank, broker, dealer, trust company or other nominee, and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. At the same time, the Offer will allow non-tendering shareholders’ to increase their proportionate interest in the Company. Further, offering liquidity to and purchasing shares from shareholders who are seeking to sell their shares for a profit eliminates, to the extent purchased in the Offer, the overhang of those shares. The purchase of the shares pursuant to the Offer also positions the Company to, if our Board of Directors so determines, offer shares in the future to new shareholders seeking to invest in the Company without diluting earnings per share.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including, without limitation:

•

no change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, a general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or the commencement of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States, or any material acceleration, escalation or worsening of any of the foregoing, shall have occurred;

•

no decrease of more than 10% in the market price of our Class A Common Stock measured from the close of trading on November 18, 2022, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time, shall have occurred;

•	we shall not have determined that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being deregistered under the Exchange Act;

•

no legal action shall have been instituted, threatened or pending that challenges the Offer or otherwise could reasonably be expected to adversely affect the Offer or the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries, or the value of the shares;

•

no change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities (including pending litigation), capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries that, in our reasonable judgment, does or is reasonably likely to (i) have a material adverse effect on us, our subsidiaries, or the value of the shares or (ii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer shall have occurred;

•

our planned sale of the approximately 119 acres of vacant land located in St. Lucie County, Florida which is expected to be consummated in December 2022 pursuant to the terms of the agreement entered into during the first quarter of 2022, as previously disclosed in our filings with the Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, shall not have been canceled or delayed;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, the terms of any financing facility to which we or any of our subsidiaries are a party;

•

no one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction; and

•	we shall not have learned that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A Common Stock, Class B Common Stock or total combined Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before the date of this Offer to Purchase);

•

any entity, group, or person that has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before the date of this Offer to Purchase has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of the outstanding shares of our Class A Common Stock, Class B Common Stock or total combined Common Stock;

•

any new group has been formed that beneficially owns more than 5% of the outstanding shares of our Class A Common Stock, Class B Common Stock or total combined Common Stock (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities.

The Offer is subject to a number of other conditions described in greater detail in Section 6. Each of these conditions is for our sole benefit and may be asserted or, unless prohibited under applicable law, waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. The Offer is not subject to a financing condition nor is it conditioned on a minimum number of shares being tendered.

Following the Offer, will the Company continue as a public company?

Yes. The Company has no current plan or intention to go private and the Offer is not intended to constitute the first step in a going private transaction. As described above, one of the conditions to our obligation to accept and purchase shares in the Offer is that we shall not have determined that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being deregistered under the Exchange Act. See Section 6.

The consummation of the Offer will decrease the Company’s “public float” (the number of shares owned by non-affiliated shareholders and available for trading in the securities markets), which might result in less liquidity and a decreased trading volume of the shares and could potentially result in an increase in price volatility. Shareholders may not be able to sell non-tendered shares in the future at a net price equal to or greater than the purchase price in the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before the Expiration Time:

•

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have a deadline prior to the Expiration Time for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

•

If your shares are registered in your own name, you must complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

If you desire to tender shares and you cannot deliver all required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of

Transmittal. If you hold shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you may also contact such institution for assistance.

Can holders of restricted stock awards or shares of Class B Common Stock participate in the Offer?

The Offer is only for shares of Class A Common Stock and not for any restricted stock or shares of Class B Common Stock. If you hold shares of our Class B Common Stock and wish to participate in the Offer, you may convert your shares of Class B Common Stock into shares of Class A Common Stock in accordance with the procedures for conversion set forth in our Articles of Incorporation and thereafter tender the shares of Class A Common Stock received upon such conversion in accordance with the Offer. You should note that conversions of Class B Common Stock into Class A Common Stock cannot be revoked even if shares of Class A Common Stock received upon the exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Unvested restricted stock awards may not be tendered in the Offer, and the terms thereof will not be impacted by the Offer. Rather, the shares subject to restricted stock awards may only be tendered if and then only to the extent such shares have vested prior to the Expiration Time, in which case such vested shares may be tendered as described above. See Section 3.

What happens if more than 1,000,000 shares are tendered?

If more than 1,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares from all shareholders who properly tender shares on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares). Such proration will apply to all shareholders without priority, including “odd lot” holders (e.g., shareholders who own, beneficially or of record, less than 100 shares and who properly tender all of those shares). Because of the proration provisions of the Offer, we may not purchase all of the shares that you tender. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, including any extension thereof. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 a.m., New York City time, on January 23, 2023. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares, as described above. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a commercial bank, broker, dealer, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your shares. See Section 4.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering all or any of your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 10.

Do the directors and executive officers of the Company intend to tender any of their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of our directors or executive officers have any binding obligation to tender or not tender any shares that they own and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, Alan B. Levan, our Chairman, and Jarett S. Levan, a director and our Chief Executive Officer and President, have indicated that, if the tender offer is not fully subscribed by other shareholders, an entity controlled by Mr. Alan Levan and Mr. Jarett Levan may, but is not obligated to, tender shares that it owns in an aggregate amount up to the lesser of (i) the difference between the number of shares sought to be purchased in the Offer and the number of shares validly tendered by other shareholders and (ii) 250,000 shares. Our other directors and executive officers may also tender shares in the Offer; however, none of them has indicated any intention to do so as of the date of this Offer to Purchase. After completion of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future, at prices that may or may not be greater than the purchase price to be paid to tendering shareholders in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders that do not tender shares in the Offer will retain their shares and, if the Offer is completed, will have an increased percentage ownership interest in the Company as a result thereof. See Section 2.

What is a recent market price of my shares?

On November 18, 2022, the last trading day before we announced our intention to commence the Offer, the closing price of our Class A Common Stock on the OTCQX was $7.49 per share. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

When will the Company pay for the shares I tender?

We expect to begin paying for tendered shares within four business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult with your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 13), the receipt of cash from us in exchange for shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution from us in respect of shares taxable as a dividend to the extent it is out of our current or accumulated earnings and profits, and otherwise eligible for capital gain treatment to the extent it exceeds our current and accumulated earnings and profits and your basis in your shares. Further, if you are a U.S. Holder, you should complete the Internal Revenue Service (the “IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering shareholder or other payee that is a U.S. Holder and that fails to timely complete, sign, and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or any other IRS form, as may be applicable) may be subject to U.S. federal backup withholding tax.

If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash you receive for your tendered shares may be subject to U.S. federal income tax withholding.

See Section 13 for additional information. We recommend that you consult with your own tax advisor with respect to the tax consequences to you of a tender of shares, based on your particular circumstances.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered shares are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Is the Offer part of the Company’s share repurchase program? Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

During January 2022, our Board of Directors approved a share repurchase program which authorizes the repurchase of shares of our Class A Common Stock and Class B Common Stock for a total amount of up to $15 million. The share repurchase program authorizes us, in management’s discretion, to repurchase shares of our Class A Common Stock and Class B Common Stock at such times and prices as determined by management based on market conditions and other factors considered by management. As of the date of this Offer to Purchase, 115,782 shares of our Class A Common Stock for an aggregate purchase price of approximately $1.1 million have been repurchased under the share repurchase program.

The purchase of shares in the Offer will not be under our share repurchase program and, accordingly, will not reduce the amount of shares which we may repurchase in the future under our share repurchase program. Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least ten business days after the Expiration Time. Accordingly, any repurchases outside of the Offer, including any repurchases outside of the Offer under our share repurchase program, may not be consummated until at least ten business days after the Expiration Time.

Who should I contact if I have questions about the Offer?

If you have any questions regarding the Offer, please call Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, at 888-742-1305. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated herein by reference, and the other documents we are delivering to you in connection with the Offer contain forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements.” For example, forward-looking statements include statements concerning projections, predictions, expectations, beliefs, estimates, plans, goals or forecasts, statements that describe our objectives, strategies or future operations, performance or market or economic conditions, and statements of assumptions underlying any of the foregoing. Forward-looking statements include, but are not limited to, statements regarding the anticipated effects of the consummation of the Offer, including the impact of the Offer and the consummation of the Offer on our Class A Common Stock (including risks resulting from a decrease in the public float of our Class A Common Stock which may result in less liquidity and a decreased trading volume of our Class A Common Stock after the consummation of the Offer and could result in an increase in price volatility), whether the conditions to completing the Offer will be satisfied, including that our planned sale of vacant land in St. Lucie County, Florida may not be consummated when expected, on the contemplated terms, or at all, risks related to our indebtedness, and statements regarding our expectations or intentions regarding our future business and strategic plans, including that we regularly consider alternatives with a view towards enhancing shareholder value and, in connection therewith, following the Offer, we may, in the discretion of our Board of Directors, pursue or take any of the actions listed under “Other Plans” in Section 2 of this Offer to Purchase, such as open market repurchases of our shares (subject to applicable law), issuances of equity or debt securities, subsidiary or other asset dispositions, and other strategic acquisitions, investments or business combinations, in each case, whether taken at our parent company level or by a subsidiary; however, we may not take any or all of such actions and, with respect to any actions we may take, there can be no assurance as to the timing or terms thereof or the impact that such actions may have on us.

Forward-looking statements are based on our current beliefs as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects” or the negative of these terms or other similar words. Actual results could differ materially from those projected or assumed in the forward-looking statements as a result of a variety of risks, uncertainties and other factors, including, but not limited to, changes in economic, market and business conditions, supply chain constraints, labor shortages, inflationary trends, a potential recession, international relations and hostilities, and governmental actions, and in each case, the effects thereof on the business, financial condition, operating results, liquidity and prospects of us and our subsidiaries. Reference is also made to the other risks, uncertainties and factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the “Risk Factors” section thereof, and our other filings with the SEC, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. These factors are not necessarily all of the factors that could affect the forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on future results or otherwise cause actual results to differ materially from those expressed in, or contemplated by, any of the forward-looking statements. All of the forward-looking statements are qualified by these cautionary statements. In addition, this Offer to Purchase includes or incorporates information regarding historical results, trends and other matters, and you should note that past performance may not be indicative of future results. Each forward-looking statement speaks only as of the date it was made.

INTRODUCTION

We invite our shareholders to tender shares of our Class A Common Stock for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,000,000 shares of our Class A Common Stock at a price of $10.00 per share, net to the seller in cash, less applicable tax withholding and without interest.

The Offer will expire at the Expiration Time, which will be 5:00 p.m., New York City time, on Wednesday, December 21, 2022, or such later date and time to which we may extend the Offer.

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek to purchase are tendered. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

We reserve the right to purchase more than 1,000,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 14.

Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a commercial bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult with your commercial bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept and pay for shares validly tendered pursuant to the Offer is conditioned upon the satisfaction or waiver by us of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering any or all of your shares and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and you should consult with your broker, if any, and your own financial and tax advisors. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of our directors or executive officers have any binding obligation to tender or not tender any shares that they own and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, Alan B. Levan, our Chairman, and Jarett S. Levan, a director and our Chief Executive Officer and President, have indicated that, if the tender offer is not fully subscribed by other shareholders, an entity controlled by Mr. Alan Levan and Mr. Jarett Levan may, but is not obligated to, tender shares that it owns in an aggregate amount up to the lesser of (i) the difference between the number of shares sought to be purchased in the Offer and the number of shares validly tendered by other shareholders and (ii) 250,000 shares. Our other directors and executive officers may also tender shares in the Offer; however, none of them has indicated any intention to do so as of the date of this Offer to Purchase. See Section 10.

Section 13 of this Offer to Purchase describes certain material U.S. federal income tax consequences to a shareholder of a sale of shares pursuant to the Offer.

We will pay the fees and expenses of the Depositary and Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, incurred in connection with the Offer. See Section 15.

As of the date of this Offer to Purchase, there were issued and outstanding 12,210,631 shares of our Class A Common Stock and 3,860,618 shares of our Class B Common Stock. The 1,000,000 shares of our Class A Common Stock that we are offering to purchase hereunder represent approximately 8.2% of the issued and outstanding shares of our Class A Common Stock and 6.2% of the total number of outstanding shares of our Class A Common Stock and Class B Common Stock. Our Class B Common Stock is convertible on a share-for-share basis into our Class A Common Stock at any time in the holder’s discretion.

Our Class A Common Stock is traded on the OTCQX under the ticker symbol “BBXIA.” The $10.00 purchase price per share in the Offer represents a 33.5% premium over the $7.49 closing share price of our Class A Common Stock on the OTCQX on November 18, 2022, the last trading day before we announced our intention to commence the Offer. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

THE TENDER OFFER

1.	Terms of the Tender Offer; Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase 1,000,000 shares of our Class A Common Stock, or if a lesser number of shares are properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn, at a price of $10.00 per share, net to the seller in cash, less any applicable tax withholding and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on Wednesday, December 21, 2022, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of the total number of issued and outstanding shares of our Class A Common Stock (an additional 244,212 shares based on 12,210,631 shares of our Class A Common Stock issued and outstanding as of the date of this Offer to Purchase) without amending or extending the Offer. See Section 14.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration. The proration period and, except as described herein, withdrawal rights will expire at the Expiration Time.

If we:

•	increase or decrease the purchase price offered to be paid;

•

increase the number of shares being sought in the Offer by an amount exceeding 2% of the total number of issued and outstanding shares of our Class A Common Stock (an increase of more than 244,212 shares based on 12,210,631 shares of our Class A Common Stock issued and outstanding as of the date of this Offer to Purchase); or

•	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than 12:00 a.m., New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until at least 12:00 a.m., New York City time, on the tenth business day from, and including, the date on which notice was first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 a.m., New York City time, on such day.

The Offer is not conditioned on obtaining financing or on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 6.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price of $10.00 per share, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 1,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price of $10.00 per share, net to the seller in cash, less any applicable tax withholding and without interest.

Proration. Upon the terms and subject to the conditions of the Offer, if more than 1,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered and not properly withdrawn shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Such proration will apply to all shareholders without priority, including “odd lot” holders (e.g., shareholders who own, beneficially or of record, less than 100 shares and who properly tender all of those shares). As a result, it is possible that, even if the Offer is completed, all of the shares that a shareholder tenders in the Offer may not be purchased.

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders.

Shareholders who tender shares registered in their name directly to the Depositary can specify in the Letter of Transmittal the order in which they desire that any such shares tendered by them be purchased in the event that some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate the order and fewer than all shares tendered are purchased, the order of shares purchased from such shareholder will be selected by the Depositary.

The preliminary results of any proration will be announced by press release promptly following the Expiration Time. The final results of the Offer will be announced following the final determination of the number of shares property tendered and not properly withdrawn. We expect to announce the final proration factor and commence payment for any shares purchased pursuant to the Offer within four business days after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers or other nominee holders, if applicable.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision regarding whether or not to tender shares. As described above, the Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list with respect to the shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.

Purpose of the Tender Offer. Our Board of Directors believes that the Offer is an appropriate use of our financial resources, that the Offer presents an appropriate balance between meeting our business, investment and liquidity needs and delivering value to our shareholders in an efficient manner, and that investing in our own shares is an attractive use of capital.

In determining to approve the Offer, our Board of Directors considered a broad range of factors, including market conditions, our financial condition, business, operations, investments and prospects, our current and anticipated liquidity and capital needs, the market price of our Class A Common Stock which our Board of Directors believes does not fully reflect the value of the Company, and the potential attractiveness of the Offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for negative developments relating to our business and the securities markets generally. The Board also considered the fact that it may be difficult for large shareholders seeking to sell their shares to do so without disrupting the market and that their interest in selling their shares acts as an overhang in the market.

Based on this review, our Board of Directors determined that the Offer is an appropriate use of our financial resources and represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides such shareholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price or generally incurring broker’s fees or commissions and other transaction costs associated with open market sales. However, if you own your shares through a commercial bank, broker, dealer, trust company or other nominee, and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so.

The purchase of shares in the Offer will also increase non-tendering shareholders’ proportionate interests in the Company and position the Company to, if our Board of Directors so determines, offer shares in the future without diluting earnings per share to new shareholders seeking to invest in the Company.

Our Board of Directors has approved the Offer. However, none of the Company, our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering any or all of your shares, and we have not authorized any person to make any such recommendation. You must make your own decision regarding whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and you should consult with your broker, if any, and your own financial and tax advisors.

Certain Effects of the Offer. If you sell shares in the Offer, you will cease to have any ownership interest in the Company with respect to those shares and, accordingly, will no longer be entitled to any of the rewards of ownership of such shares, including, to the extent applicable, rewards relating to our earnings, appreciation and growth, gains on any sale of our assets or subsidiaries, the right to participate in or benefit from any strategic transaction involving the Company in the future, and any dividends which may be paid by us in the future. (See also “Other Plans” below). Likewise, if you sell your shares in the Offer, you will not bear any of the risks of ownership with respect to such shares, including those relating to our ongoing operations, our business and investment strategies, and the risks of any decrease in the value of the Company or the shares.

Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be shareholders of the Company with respect to the shares retained. As a result, those shareholders will, immediately following the Offer, realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company’s future earnings, appreciation and growth, if any. Those shareholders will also continue to bear the attendant risks associated with owning the shares, including those relating to our ongoing operations, our business and investment strategies, and the risks of any decrease in the value of the Company or the shares. In addition, our purchase of shares in the Offer will decrease the public float of the shares, which may result in less liquidity, decreased trading volume of the shares and an increase in price volatility. Shareholders may not be able to sell non-tendered shares in the future at a net price equal to or greater than the purchase price in the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares that we purchase pursuant to the Offer will be canceled and retired, will return to the status of authorized but unissued shares, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of any national securities exchange on which our Class A Common Stock may be listed) for, among other things, acquisitions, raising additional capital and share-based compensation under existing or future equity plans or other benefit or compensation programs.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of our directors or executive officers have any binding obligation to tender or not tender any shares that they own and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, Alan B. Levan, our Chairman, and Jarett S. Levan, a director and our Chief Executive Officer and President, have indicated that, if the tender offer is not fully subscribed by other shareholders, an entity controlled by Mr. Alan Levan and Mr. Jarett Levan may, but is not obligated to, tender shares that it owns in an aggregate amount up to the lesser of (i) the difference between the number of shares sought to be purchased in the Offer and the number of shares validly tendered by other shareholders and (ii) 250,000 shares. Our other directors and executive officers may also tender shares in the Offer; however, none of them has indicated any intention to do so as of the date of this Offer to Purchase. See Section 10. Like other shareholders who do not tender shares in the Offer, any of our directors and executive officers that do not tender their shares in the Offer will, immediately following the Offer, realize a proportionate increase in their relative ownership interest in the Company. After completion of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares from time to time in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future, at prices that may be more or less favorable than the purchase price to be paid to our shareholders in the Offer.

Other Plans. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we do not currently have any plans or proposals and we are not currently engaged in any negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors or to fill any vacancies on our Board of Directors (except that our Board of Directors may fill vacancies arising on the Board in the future) or to change any material term of the employment contract of any of our current executive officers;

•	any material change in our present dividend rate or policy, indebtedness, capitalization, corporate structure, or business;

•

any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted on an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of our securities, or the disposition by any person of our securities, other than pursuant to the exercise, vesting or settlement of options and other awards under our equity incentive plans; or

•	any changes in our Articles of Incorporation or Bylaws, or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we regularly consider alternatives to enhance shareholder value, including share repurchases, and from time to time there may also be other significant developments or transactions involving our securities or subsidiaries or other assets or investments. These alternatives may include sales of all or a portion of our holdings in our subsidiaries, asset or security dispositions by our subsidiaries, public or private issuances of debt or equity securities, and strategic acquisitions, investments or other business combinations, in each case, by us or our subsidiaries.

In addition, we may from time to time in the future, based on factors considered by management at the time, pursue any of the other actions listed above, including, without limitation, that we may make open market repurchases of our shares, whether pursuant to our share repurchase program or otherwise (subject to applicable law), and, while we currently do not anticipate paying dividends for the foreseeable future, we may make dividend payments or otherwise change our dividend policy if determined to be advisable by our Board of Directors. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that the Company will decide to undertake any such alternatives. However, nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of such events, subject to applicable law.

3.	Procedures for Tendering Shares.

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•	in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

If you desire to tender shares and you cannot deliver all required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, you must tender your shares according to the guaranteed delivery procedure described below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely your nominee will have an earlier deadline for you to act to instruct your nominee to tender shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out your nominee’s deadline. In addition, we urge shareholders who hold shares through brokers or commercial banks to consult their brokers or commercial banks to determine whether transaction costs are applicable if they tender shares through them and not directly to the Depositary.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the shares, an appropriate stock power or other instrument of transfer must accompany the shares and be signed by the registered holders or owners of the shares, with the signatures guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Shareholders may contact the Information Agent or, if applicable, their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Guaranteed Delivery. If you desire to tender shares and you cannot deliver all required documents to the Depositary before the Expiration Time, or if the procedure for book-entry transfer of the shares cannot be completed before the Expiration Time, your tender may be effected if all of the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at its address set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of the Notice of Guaranteed Delivery, either: (i) the Letter of Transmittal, properly completed and duly executed and including all signature guarantees required thereon, together with all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the New York Stock Exchange is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Holders of Class B Common Stock. While shares of Class B Common Stock are convertible on a share-for-share basis into shares of Class A Common Stock at any time in the holder’s discretion, shares of Class B Common Stock cannot be tendered in the Offer. If you hold shares of Class B Common Stock and desire to tender shares of Class A Common Stock receivable upon conversion of the Class B Common Stock, you may convert your shares of Class B Common Stock in accordance with the conversion procedures set forth in our Articles of Incorporation, and thereafter tender the shares of Class A Common Stock received upon such conversion in accordance with the Offer. Conversions of Class B Common Stock cannot be revoked even if some or all of the shares of Class A Common Stock received upon conversion and tendered in the Offer are not purchased pursuant to the Offer for any reason. Holders of Class B Common Stock should evaluate the information included in this Offer to Purchase carefully to determine if they desire to convert shares of Class B Common Stock into Class A Common Stock and tender the shares received upon conversion based on such considerations as they deem relevant, including the voting rights and other provisions of our Articles of Incorporation (pursuant to which our Class A Common Stock currently represents in the aggregate a fixed 22% of the general voting power of our Common Stock and our Class B Common Stock represents in the aggregate a fixed 78% of the general voting power of our Common Stock) and the proration provisions of the Offer described in Section 1. Please be advised that it is the shareholder’s responsibility to tender shares in the Offer to the extent such shareholder wants to participate. If you elect to convert shares of Class B Common Stock and tender shares of Class A Common Stock received upon such conversion, you must complete the conversion sufficiently in advance of the Expiration Time in order to provide you with adequate time to validly tender the shares of Class A Common Stock in the Offer.

Restricted Stock Awards. Unvested restricted stock awards may not be tendered in the Offer and the terms thereof will not be impacted by the Offer. Rather, the shares subject to restricted stock awards may only be tendered if and then only to the extent such shares have vested prior to the Expiration Time, in which case such vested shares may be tendered as described above.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case, without expense to the shareholder.

Tendering Shareholder’s Representations and Warranties; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute the tendering shareholder’s representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the shares will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms and conditions of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, whether or not we waive similar defects or irregularities in the case of other shares or shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary nor any other person will be under any duty to you to provide notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our interpretation is challenged by shareholders. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage shareholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase and the related Letter of Transmittal and consulted with your own financial and tax advisors, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

U.S. Federal Backup Withholding Tax. As described elsewhere herein, including in Section 13, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. In addition, under the U.S. federal backup withholding tax rules, unless an exemption applies under applicable law and regulations, a portion of the gross proceeds payable to a tendering shareholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalty of perjury, among other things, that the number is correct. Therefore, each tendering shareholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable substitute form), signed under penalty of perjury, attesting to that shareholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. See Instruction 9 to the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8 or suitable substitute form) may still be subject to the regular withholding tax on gross proceeds payable to such holder.

Shareholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they provide an IRS Form W-9 or applicable IRS Form W-8.

For a more complete discussion of certain U.S. federal income tax consequences to tendering shareholders, see Section 13.

4.	Withdrawal Rights.

Tenders of shares may not be withdrawn other than as provided in, and in compliance with, this Section 4.

You may withdraw shares that you have previously tendered under the Offer according to the procedures described below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 a.m., New York City time, on January 23, 2023, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase or by facsimile transmission to 718-234-5001 (718-921-8317 to confirm); and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures for tendering shares described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Information Agent, the Depositary nor any other person will be under any duty to you to provide notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a condition disclosed in Section 6 not being satisfied or waived by us, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 1,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any and all other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. We expect to announce the final proration factor and commence payment for any shares purchased pursuant to the Offer within four business days after the Expiration Time. Shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering shareholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, in each case, at our expense promptly after the Expiration Time or the termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 to the Letter of Transmittal.

6.	Conditions of the Tender Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may, at any time, terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the date of this Offer to Purchase and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to us to proceed with the Offer or with acceptance of tendered shares for payment:

•

any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement of a war, armed hostilities, terrorism, or other similar national or international calamity directly or indirectly involving the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material escalation, acceleration or worsening thereof;

•

a decrease of more than 10% in the market price of our Class A Common Stock measured from the close of trading on November 18, 2022, the last trading day before we announced our intention to commence the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time;

•	we determine that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being deregistered under the Exchange Act;

•

any change (or condition, event or development involving a prospective change) in the business, properties, assets, liabilities (including pending litigation), capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries that, in our reasonable judgment, does or is reasonably likely to (i) have a material adverse effect on us, our subsidiaries, or the value of the shares or (ii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•

our planned sale of the approximately 119 acres of vacant land located in St. Lucie County, Florida which is expected to be consummated in December 2022 pursuant to the terms of the agreement entered into during the first quarter of 2022, as previously disclosed in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, is canceled or delayed;

•

any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, has been threatened in writing, instituted, or is pending which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares under the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or our subsidiaries, or the value of the shares;

•	we shall have learned that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A Common Stock, Class B Common Stock or total combined Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before the date of this Offer to Purchase);

•

any new group has been formed that beneficially owns more than 5% of the outstanding shares of our Class A Common Stock, Class B Common Stock or total combined Common Stock (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•

any entity, group, or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries’ assets or securities;

•

a tender or exchange offer for any or all of the outstanding shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity or has been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental agency or other regulatory or administrative authority, domestic or foreign, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer would violate or conflict with, or otherwise be contrary to, the terms of any financing facility to which we or any of our subsidiaries are a party; or

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), becomes effective and would, in our reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and, subject to applicable law, may be waived by us, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Time.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties, except as finally determined by a court of competent jurisdiction in a subsequent judicial proceeding if our determination is challenged by shareholders.

The Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered.

7.	Price Range of the Shares; Dividends; Share Repurchases.

Price Range of the Shares. Prior to September 30, 2020, we were a wholly owned subsidiary of Bluegreen Vacations Holding Corporation (“BVH”). On September 30, 2020, we were spun off by BVH (the “Spin-Off”) and, as a result, we became a separate publicly-traded company. Our Class A Common Stock commenced trading on the OTCQX during October 2020 following the Spin-Off. The ticker symbol for our Class A Common Stock on the OTCQX is “BBXIA.” The following table sets forth, for each of the periods indicated, the high and low per share sales prices for our Class A Common Stock on the OTCQX.

	High	Low
Year ended December 31, 2020
Fourth quarter	$5.85	$2.40
Year ended December 31, 2021
First quarter	$6.72	$5.09
Second quarter	8.23	6.00
Third quarter	10.01	7.35
Fourth quarter	10.30	9.20
Year ending December 31, 2022
First quarter	$12.00	9.45
Second quarter	10.01	6.46
Third quarter	9.60	7.25
Fourth quarter (through November 18, 2022)	7.93	7.00

The $10.00 purchase price per share in the Offer represents a 33.5% premium over the $7.49 closing share price of our Class A Common Stock on the OTCQX on November 18, 2022, the last trading day before we announced our intention to commence the Offer. You are encouraged to obtain current market quotations for the shares before deciding whether to tender your shares.

Dividends. We have never paid any dividends on our Common Stock and, subject to the discretion of our Board of Directors, we do not currently anticipate paying any dividends for the foreseeable future. Our dividend policy is established by our Board of Directors based on our financial condition, results of operations and capital requirements, as well as other business considerations that our Board of Directors considers relevant. Further, the terms of our indebtedness may limit or prohibit the payment of dividends.

Share Repurchases. During October 2020, our Board of Directors approved a share repurchase program which authorized the repurchase of shares of our Class A Common Stock and Class B Common Stock at an aggregate cost of no more than $10 million. In September 2021, our Board of Directors approved an increase in the program from $10 million of shares of our Class A Common Stock and Class B Common Stock to $20 million of shares of our Class A Common Stock and Class B Common Stock. In November 2021, our Board of Directors approved an increase in the program in an amount necessary to repurchase 1,305,416 shares of our Class A Common Stock in a private transaction. A total of 2,425,229 shares of our Class A Common Stock and 14,394 shares of our Class B Common Stock were repurchased under the program for approximately $22.8 million, representing the total amount which was available under the program.

In January 2022, our Board of Directors approved a new share repurchase program which authorizes the repurchase of shares of our Class A Common Stock and Class B Common Stock for a total aggregate purchase price of up to $15 million. The program authorizes us, in management’s discretion, to repurchase shares of our Class A Common Stock and Class B Common Stock at such times and prices as determined by management based on market conditions and other factors considered by management. As of the date of this Offer to Purchase, 115,782 shares of our Class A Common Stock for an aggregate purchase price of approximately $1.1 million have been repurchased under the share repurchase program.

The following table sets forth additional information with respect to repurchases by us of shares of our Class A Common Stock for each quarter since the Spin-Off.

	Number of Shares of Class A Common Stock Repurchased	Highest Price Paid	Lowest Price Paid	Average Price Paid
Year ended December 31, 2020
Fourth quarter	—	$—	$—	$—
Year ended December 31, 2021
First quarter	338,897	$6.41	$6.25	$6.30
Second quarter	258,191	6.50	6.20	6.32
Third quarter (1)	1,925,510	8.88	8.00	8.13
Fourth quarter	1,305,416	11.12	11.12	11.12
Year ended December 31, 2022
First quarter	—	$—	$—	$—
Second quarter	15,782	7.74	7.00	7.69
Third quarter	100,000	9.50	9.50	9.50
Fourth quarter (through November 18, 2022)	—	—	—	—

(1)	Includes 1,402,785 shares repurchased during July 2021 at a purchase price of $8.00 per share pursuant to our tender offer at that time.

The purchase of shares in the Offer will not be under our share repurchase program and, accordingly, will not reduce the number of shares which we may purchase in the future under the program. Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the Offer, until at least ten business days after the Expiration Time. Accordingly, any repurchases outside of the Offer, including any repurchases outside of the Offer under our share repurchase program, may not be consummated until at least ten business days after the Expiration Time.

Unless otherwise determined by the Compensation Committee of our Board of Directors, upon request by a holder of restricted stock awards under the BBX Capital, Inc. 2021 Incentive Plan, as amended, we issue shares upon vesting of such restricted stock awards net of the statutory withholding requirements that we pay on behalf of our employees. Although shares withheld are not issued, they are treated as share repurchases in our consolidated financial statements and reduce our additional paid-in-capital within total shareholders’ equity and are reflected as share repurchases on our consolidated statements of cash flows as they reduce the number of shares that would have been issued upon vesting. These shares do not count against the authorized capacity our share repurchase program described above.

8.	Source and Amount of Funds.

If the Offer is fully subscribed and we pay for all 1,000,000 shares at the purchase price of $10.00 per share, we expect the aggregate purchase price for the shares in the Offer, together with all related fees and expenses, will be approximately $10.1 million. We expect that we will pay for shares tendered in the Offer and the related fees and expenses using available cash and cash equivalents. As of September 30, 2022, we had approximately $98.5 million of cash and cash equivalents.

The Offer is not subject to a financing condition but is subject to certain other conditions. See Section 6.

9.	Certain Information Concerning the Company.

The Company. As described above, prior to September 30, 2020, we were a wholly owned subsidiary of BVH. On September 30, 2020, BVH completed the Spin-Off of our Company, pursuant to which we became a separate publicly-traded company. Except for BVH’s investment in Bluegreen Vacations Corporation, which continues to be held by BVH, we hold all of BVH’s other historical businesses and investments, including BBX Capital Real Estate, LLC (“BBX Capital Real Estate”), BBX Sweet Holdings, LLC (“BBX Sweet Holdings”), and Renin Holdings, LLC (“Renin”).

BBX Capital Real Estate is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for sale housing communities, and commercial properties located primarily in Florida. In addition, BBX Capital Real Estate currently owns a 50% equity interest in The Altman Companies, a developer and manager of multifamily apartment communities, and anticipates acquiring an additional 40% of The Altman Companies in 2023. BBX Capital Real Estate also manages the legacy assets acquired in connection with our sale of BankAtlantic in 2012, including portfolios of loans receivable, real estate properties, and judgments against past borrowers.

BBX Capital Real Estate is also currently pursuing investment opportunities in the development of warehouse and logistics facilities and has expanded its operating platform to include a logistics real estate division. Further, The Altman Companies has been evaluating potential opportunities to develop multifamily apartment communities in new geographical areas, including the greater Atlanta, Georgia area.

BBX Sweet Holdings is engaged in the ownership and management of operating businesses in the confectionery industry, including (i) IT’SUGAR, a specialty candy retailer whose products include bulk candy, candy in giant packaging, and licensed and novelty items and which operates in retail locations which include a mix of high-traffic resort and entertainment, lifestyle, mall/outlet, and urban locations throughout the United States, and (ii) Las Olas Confections and Snacks, a manufacturer and wholesaler of chocolate and other confectionery products which also operates several Hoffman’s Chocolates retail locations in South Florida.

Prior to September 22, 2020, we consolidated the financial statements of IT’SUGAR and its subsidiaries as a result of our greater than 90% ownership of IT’SUGAR. However, on September 22, 2020, IT’SUGAR and its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) (the cases commenced by such filings, the “Bankruptcy Cases”), and we deconsolidated IT’SUGAR as a result of the filings and the uncertainties surrounding the nature, timing, and specifics of the bankruptcy proceedings. On June 16, 2021, the Bankruptcy Court confirmed IT’SUGAR’s plan of reorganization, and the plan became effective on June 17, 2021 (the “Effective Date”). Pursuant to the terms of the plan, BBX Sweet Holdings’ equity interests in IT’SUGAR were revested on the Effective Date. As a result of the confirmation and effectiveness of the plan and the revesting of our equity interests in IT’SUGAR, we were deemed to have reacquired a controlling financial interest in IT’SUGAR and consolidated the results of IT’SUGAR into our consolidated financial statements as of the Effective Date.

Renin is engaged in the design, manufacture, and distribution of sliding doors, door systems and hardware, and home décor products, and operates through its headquarters in Canada and manufacturing and distribution facilities in the United States and Canada. In addition to its own manufacturing activities, Renin sources various products and materials from China, Brazil, and certain other countries. In October 2020, Renin acquired substantially all of the assets and assumed certain of the liabilities of Colonial Elegance, a supplier and distributor of building products that was headquartered in Montreal, Canada. Colonial Elegance’s products included barn doors, closet doors, and stair parts, and its customers included various big box retailers in the United States and Canada.

In connection with our Spin-Off from BVH, we were converted from a Florida limited liability company into a Florida corporation, and our name was changed from BBX Capital Florida LLC to BBX Capital, Inc. In addition, in connection with the Spin-Off, BVH issued a $75.0 million note payable to us that accrues interest at a rate of 6% per annum and requires payments of interest on a quarterly basis. Under the terms of the note, BVH has the option in its discretion to defer interest payments under the note, with interest on the entire outstanding balance thereafter to accrue at a cumulative, compounded rate of 8% per annum until such time that BVH is current on all accrued payments under the note, including deferred interest. All outstanding amounts under the note become due and payable on September 30, 2025 or earlier upon certain other events. Further, BVH is permitted to prepay the note in whole or in part at any time. In December 2021, BVH prepaid $25.0 million of the principal balance, reducing the outstanding balance to $50.0 million.

Our mailing address is 201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301, and our telephone number is (954) 940-4900.

Available Information. We are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, we are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, the remuneration of our directors and certain of our officers, including equity compensation granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

Our reports, statements, and other information that we file with the SEC, including the Schedule TO, can be accessed free of charge on the Internet website maintained by the SEC at www.sec.gov. They are also available free of charge through our corporate website at www.bbxcapital.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information contained in, accessible from or connected to our website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of our filings with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 9, 2022;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2022;

•	our Current Report on Form 8-K filed with the SEC on January 19, 2022;

•	our Current Report on Form 8-K filed with the SEC on February 22, 2022;

•	our Current Report on Form 8-K filed with the SEC on May 18, 2022;

•	our Current Report on Form 8-K filed with the SEC on May 27, 2022;

•	our Current Report on Form 8-K filed with the SEC on June 13, 2022;

•	our Current Report on Form 8-K filed with the SEC on July 7, 2022;

•	our Current Report on Form 8-K filed with the SEC on August 3, 2022; and

•	our Current Report on Form 8-K filed with the SEC on November 21, 2022.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by written or telephonic request to the Information Agent at its address or telephone number set forth on the back cover of this Offer to Purchase. In addition, you may request copies of these filings by written or telephonic request to BBX Capital, Inc., 201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301, Attention: Investor Relations, (954) 940-5300. You can also obtain any of the documents incorporated by reference into this Offer to Purchase from our website at www.bbxcapital.com or from the SEC’s website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Offer to Purchase).

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Interests of Directors and Executive Officers. As of the date of this Offer to Purchase, our directors and executive officers as a group (13 persons) beneficially owned approximately 3,703,012 shares of our Class A Common Stock and approximately 3,710,015 shares of our Class B Common Stock (of which 3,573,329 shares of Class B Common Stock are convertible on a share-for-share basis into our Class A Common Stock at any time within 60 days after the date of this Offer to Purchase in the holder’s discretion). See “Security Ownership of Certain Beneficial Owners and Management” below for additional information with respect to the amount and percentage of shares of our Class A Common Stock and Class B Common Stock beneficially owned by our directors and executive officers.

The shares beneficially owned by our directors and executive officers include a total of 3,675,807 shares of our Class A Common Stock and 3,710,015 shares of our Class B Common Stock (of which 3,573,329 shares of Class B Common Stock are convertible on a share-for-share basis into our Class A Common Stock at any time within 60 days after the date of this Offer to Purchase in the holder’s discretion) beneficially owned by Alan B. Levan, our Chairman, John E. Abdo, our Vice Chairman, Jarett S. Levan, a director and our Chief Executive Officer and President, and Seth M. Wise, a director and Executive Vice President. Together, the shares of our Class A Common Stock and Class B Common Stock beneficially owned by Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, and Mr. Wise represent approximately 81.6% of the total voting power of our Common Stock. Except under limited circumstances provided by Florida law and subject to certain additional separate class voting rights afforded to holders of our Class B Common Stock under our Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote together as a single group on matters presented to a vote of our shareholders, with all shares of our Class A Common Stock currently representing in the aggregate 22% of the total voting power of our Common Stock and all shares of our Class B Common Stock currently representing in the aggregate 78% of the total voting power of our Common Stock. Accordingly, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, and Mr. Wise may be deemed to control our Company as they have the voting power to approve, without the approval or consent of any other shareholder, the election of directors and any other matter requiring the affirmative vote of holders of a majority of the voting power of our Class A Common Stock and Class B Common Stock, voting together as a single group. In addition, the shares of our Class B Common Stock beneficially owned by Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, and Mr. Wise represent approximately 96.1% of the total number of outstanding shares of our Class B Common Stock and, as a result, they have the voting power to approve, without the approval or consent of any other holder of our Class B Common Stock, any matter submitted to a separate class vote of the holders of our Class B Common Stock. Due to the voting rights and power of our Class A Common Stock and Class B Common Stock, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, and Mr. Wise may dispose of shares of our Class A Common Stock in the Offer or otherwise without any significant impact to their overall voting power. Mr. Jarett Levan is the son of Mr. Alan Levan.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. While none of our directors or executive officers have any binding obligation to tender or not tender any shares that they own and each of them will determine in their own discretion whether to tender shares in the Offer and, if so, how many shares to tender, Alan B. Levan, our Chairman, and Jarett S. Levan, a director and our Chief Executive Officer and President, have indicated that, if the tender offer is not fully subscribed by other shareholders, an entity controlled by Mr. Alan Levan and Mr. Jarett Levan may, but is not obligated to, tender shares that it owns in an aggregate amount up to the lesser of (i) the difference between the number of shares sought to be purchased in the Offer and the number of shares validly tendered by other shareholders and (ii) 250,000 shares. Our other directors and executive officers may also tender shares in the Offer; however, none of them has indicated any intention to do so as of the date of this Offer to Purchase.

The percentage ownership of our outstanding Class A Common Stock and total combined Common Stock of our directors and executive officers (and any other shareholders) who do not tender shares in the Offer will proportionately increase as a percentage of our outstanding Class A Common Stock and total combined Common Stock immediately following the consummation of the Offer.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and our applicable policies and practices, including restrictions on trading during certain “blackout periods” under our insider trading policy, sell their shares from time to time in open market or other transactions, including as selling shareholders in any public offerings that we may pursue in the future, at prices that may be greater or less than the purchase price to be paid to our shareholders in the Offer.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth information with respect to the beneficial ownership of the shares of our Class A Common Stock and Class B Common Stock as of the date of this Offer to Purchase by each of our directors and Named Executive Officers (as defined in Item 402 of Regulation S-K promulgated by the SEC), by all of our directors and executive officers as a group, and by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs, as applicable, filed with the SEC with respect to each such person) more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock. Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting, or to dispose or direct the disposition, of the applicable shares. Except as otherwise indicated, we believe that each person identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the person.

Name of Beneficial Owner	Notes	Class A Common Stock Ownership	Class B Common Stock Ownership	Percent of Class A Common Stock	Percent of Class B Common Stock
Levan BFC Stock Partners LP	(1,2,3,6)	—	336,915	2.7%	8.7%
Levan Partners LLC	(1,2,3,6)	986,197	141,577	9.1%	3.7%
Alan B. Levan	(1,2,3,4,5,6,7)	1,895,836	3,710,015	34.7%	96.1%
John E. Abdo	(1,2,3,5)	1,222,735	1,495,311	19.8%	38.7%
Jarett S. Levan	(1,2,3,6,7)	191,655	536,388	7.2%	22.6%
Seth M. Wise	(1,2,3,7,8)	365,581	335,158	5.6%	8.7%
Marcia Barry-Smith	(2)	—	—	0.0%	0.0%
Norman H. Becker	(2)	1,204	—	*	0.0%
Andrew R. Cagnetta, Jr.	(2)	1,000	—	*	0.0%
Steven M. Coldren	(2)	1,893	—	*	0.0%
Gregory A. Haile	(2)	—	—	0.0%	0.0%
Willis N. Holcombe	(2)	—	—	0.0%	0.0%
Anthony P. Segreto	(2)	—	—	0.0%	0.0%
Neil Sterling	(2)	—	—	0.0%	0.0%
Dr. Herbert A. Wertheim	(1,9)	793,632	83,290	7.1%	2.2%
All directors and executive officers as a group (13 persons)	(1,2,3,4,5,6,7,8)	3,703,012	3,710,015	46.1%	96.1%

*	Less than one percent of class.
(1)

Shares of our Class B Common Stock (other than restricted shares that are subject to vesting) are convertible on a share-for-share basis into shares of our Class A Common Stock at any time in the beneficial owner’s discretion. The number of shares of our Class B Common Stock held by each beneficial owner and convertible within 60 days into shares of our Class A Common Stock is not separately included in the “Class A Common Stock Ownership” column but is included for the purpose of calculating the percent of Class A Common Stock held by each beneficial owner.

(2)	Mailing address is 201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.
(3)

The Company may be deemed to be controlled by Messrs. Alan Levan, Abdo, Jarett Levan and Wise, who collectively may be deemed to have an aggregate beneficial ownership of shares of our Class A Common Stock and Class B Common Stock representing approximately 81.6% of the total voting power of our Common Stock.

(4)

Mr. Alan Levan’s beneficial holdings include the 986,197 shares of our Class A Common Stock and 141,577 shares of our Class B Common Stock owned by Levan Partners LLC and the 336,915 shares of our Class B Common Stock owned by Levan BFC Stock Partners LP. Mr. Alan Levan’s beneficial holdings also include 2,341 shares of our Class A Common Stock and 240 shares of our Class B Common Stock held of record by his wife, 7,344 shares of our Class A Common Stock held through trusts for the benefit of his children and 78,700 of our Class A Common Stock held by the Susie and Alan B. Levan Family Foundation. In addition, Mr. Alan Levan’s beneficial holdings of our Class B Common Stock include the shares of our Class B Common Stock held by Mr. Abdo, Mr. Jarett Levan and Mr. Wise, as described below.

(5)

Mr. Alan Levan and Mr. Abdo are parties to an agreement pursuant to which Mr. Abdo has granted to Mr. Alan Levan a proxy to vote the shares of our Class B Common Stock that Mr. Abdo beneficially owns. As a result, the shares of our Class B Common Stock beneficially owned by Mr. Abdo are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Abdo has also agreed not to sell any of his shares of our Class B Common Stock without first converting those shares into shares of our Class A Common Stock. Pursuant to the agreement, Mr. Alan Levan and Mr. Abdo have also agreed to vote their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long as they are willing and able to serve as directors. The agreement also provides for Mr. Jarett Levan to succeed to Mr. Alan Levan’s rights under the agreement in the event of Mr. Alan Levan’s death or disability.

(6)

Mr. Alan Levan and Mr. Jarett Levan are parties to an agreement pursuant to which Mr. Jarett Levan has agreed to vote the shares of our Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Alan Levan votes his shares of our Class B Common Stock. As a result, the shares of our Class B Common Stock beneficially owned by Mr. Jarett Levan are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Jarett Levan has also agreed, subject to certain exceptions, not to transfer certain of his shares of our Class B Common Stock and to obtain the consent of Mr. Alan Levan prior to the conversion of his shares of our Class B Common Stock into shares of our Class A Common Stock if the effect of such conversion or sale would reduce his ownership of our Class B Common Stock below a specified number of shares. Pursuant to the agreement, Mr. Alan Levan and Mr. Jarett Levan have also agreed to vote their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long as they are willing and able to serve as directors.

(7)

Mr. Jarett Levan and Mr. Wise are parties to an agreement pursuant to which Mr. Wise has agreed to vote the shares of our Class B Common Stock that he owns or otherwise has the right to vote in the same manner as Mr. Jarett Levan’s shares of our Class B Common Stock are voted. As a result of this agreement and the above-described agreement between Mr. Alan Levan and Mr. Jarett Levan, the shares of our Class B Common Stock beneficially owned by Mr. Wise are included in Mr. Alan Levan’s beneficial holdings in the table. Mr. Wise has also agreed, subject to certain exceptions, not to transfer certain of his shares of our Class B Common Stock or convert such shares of Class B Common Stock into shares of our Class A Common Stock, in each case, without first offering Mr. Jarett Levan the right to purchase such shares. Pursuant to the agreement, Mr. Jarett Levan and Mr. Wise have also agreed to vote their shares of our Class B Common Stock in favor of the election of the other to our Board of Directors for so long as they are willing and able to serve as directors.

(8)	Mr. Wise’s holdings of our Class A Common Stock include 50 shares held in his spouse’s IRA which he may be deemed to beneficially own.
(9)

Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicated that Dr. Wertheim had no intention to directly or indirectly manage or control the Company. Dr. Wertheim’s mailing address, as reported by him, is 191 Leucadendra Drive, Coral Gables, Florida 33156.

Shareholder Agreements. See footnotes 5, 6 and 7 to the Security Ownership of Certain Beneficial Owners and Management table set forth above for information regarding the shareholder agreements between Mr. Alan Levan and Mr. Abdo, Mr. Alan Levan and Mr. Jarett Levan, and Mr. Jarett Levan and Mr. Wise.

2021 Incentive Plan. The BBX Capital, Inc. 2021 Incentive Plan (as amended, the “Plan”), which was adopted during May 2021 and amended during May 2022, permits for the granting of options to purchase, and restricted stock awards of, up to 1,700,000 shares of our Class A Common Stock and up to 300,000 shares of our Class B Common Stock, as well as performance-based cash awards. Grants of awards under the Plan are at the discretion of the Compensation Committee of our Board of Directors, which administers the Plan and, subject to the provisions of the Plan, has the authority to select the people who will receive awards under the Plan (which may include, among other eligible individuals, any of our or our subsidiaries’ or other affiliates’ employees or directors) and to determine the timing and terms of the awards. As of the date of this Offer to Purchase, restricted stock awards of a total of 571,523 shares of our Class A Common Stock have been granted under the Plan, and 1,128,477 shares of our Class A Common Stock and 94,971 shares of our Class B Common Stock remain available for issuance pursuant to awards which may be granted under the Plan in the future.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, except as set forth below, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Class A Common Stock or Class B Common Stock in the past 60 days. On October 1, 2022, Alan B. Levan, Jarett S. Levan, Seth M. Wise and Brett Sheppard surrendered to the Company 20,652 shares of our Class A Common Stock, 11,248 shares of our Class B Common Stock, 26,892 shares of our Class A Common Stock, and 3,488 shares of our Class A Common Stock, respectively, to satisfy our tax withholding obligation relating to the vesting of certain restricted stock awards previously granted to such executive officers. In addition, on November 15, 2022, Alan B. Levan gifted a total of 100 shares of our Class A Common Stock to his grandchildren.

11.	Effects of the Tender Offer on the Market for Shares; Registration Under the Exchange Act.

The purchase of shares by us in the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer. We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

As previously described, consummation of the Offer is subject to certain conditions, including, without limitation, that we may terminate the Offer if we determine that the consummation of the Offer and the purchase of shares would be reasonably likely to result in our Class A Common Stock being deregistered under the Exchange Act. See Section 6.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance of, or payment for, shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition. See Section 6 for a discussion of the conditions to consummation of the Offer.

13.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders whose shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described below (possibly on a retroactive basis). This summary assumes that the shares of our Class A Common Stock held by shareholders are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers, or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold shares of our Class A Common Stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their shares of our Class A Common Stock as compensation. This summary also does not address any state, local, non-U.S., or other tax consequences of participating in the Offer. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial holder of shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all shares of our Class A Common Stock owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only the shares of our Class A Common Stock it actually owns, but also the shares of our Class A Common Stock it constructively owns as determined under Section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the U.S. Holder’s family).

An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in the Company, which will depend on the U.S. Holder’s particular facts and circumstances.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. An exchange of shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding shares of our Class A Common Stock actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding shares of our Class A Common Stock actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company. An exchange of shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all of the shares of our Class A Common Stock actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the shares of our Class A Common Stock actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of the shares of our Class A Common Stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

Contemporaneous dispositions or acquisitions of shares of our Class A Common Stock by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether a sale or exchange has occurred.

If a U.S. Holder’s exchange of shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in the shares exchanged generally will be added to any shares our Class A Common Stock retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares at the time of the exchange exceeds one year. Provided that minimum holding period and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for a reduced rate of U.S. federal income taxation. If an exchange of shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders are urged to consult their own tax advisors regarding the rules discussed in this paragraph in light of their particular circumstances.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, the proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, we can give no assurance that a sufficient number of any particular U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Medicare contribution tax applies to certain income of taxpayers who are individuals, estates, or trusts. The tax only applies to individuals whose modified adjusted gross income exceeds $200,000 for individual filers or $250,000 for joint filers ($125,000 for a married person filing separately). The tax is imposed at the rate of 3.8% of a portion of the taxpayer’s “net investment income.” Net investment income includes gross income from dividends and gains from the sale of property (unless such income is derived in the ordinary course of a trade or business other than a trade or business that consists of certain passive or trading activities). Accordingly, this tax may apply to the gain or dividends realized by a stockholder from the exchange of his, her or its shares.

Payments of the proceeds of the exchange of shares are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax at the applicable rate of 24% if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. For more information with respect to the application of U.S. federal backup withholding tax, see Section 3.

Non-U.S. Holders. Gross proceeds payable pursuant to the Offer to a beneficial holder of shares of our Class A Common Stock that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) or his or her agent will be subject to withholding of U.S. federal income tax. The U.S. federal income tax withholding rate is 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in this Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the withholding was made at a higher rate. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment for tendered shares a properly completed and executed Form W-8BEN (or other applicable IRS form) claiming such an exemption or reduction. To claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI certifying that the payment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described above as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

The preceding discussion is not tax advice. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares sought to be purchased in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension, such public announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform them of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following a material change in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of the Offer or information concerning the Offer.

If we:

•	increase or decrease the purchase price offered to be paid;

•

increase the number of shares being sought in the Offer by an amount exceeding 2% of the total number of issued and outstanding shares of our Class A Common Stock (an increase of more than 244,212 shares based on 12,210,631 shares of our Class A Common Stock issued and outstanding as of the date of this Offer to Purchase); or

•	decrease the number of shares being sought in the Offer;

and the Offer is scheduled to expire at any time earlier than 12:00 a.m., New York City time, on the tenth business day (as defined in Section 1) from and including the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until no earlier than 12:00 a.m., New York City time, on the tenth business day from and including the date on which such notice was first published, sent or given.

15.	Fees and Expenses.

We have retained Laurel Hill Advisory Group, LLC to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail or telephone and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified by us against certain liabilities in connection with the Offer, including certain liabilities and expenses under federal securities laws.

We do not currently expect to pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided herein or in Instruction 6 to the Letter of Transmittal.

16.	Miscellaneous.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to other information concerning the Company.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not or would not be permitted. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN MADE OR AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.

November 22, 2022

The Letter of Transmittal and any required documents should be sent or delivered by each tendering shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC

2 Robbins Lane

Jericho, NY 11753

Banks, Brokers and Shareholders

Call Toll-Free: 888-742-1305